Exhibit 99.1

NEWS RELEASE
Nash Finch Company
Nash Finch Reports Second Quarter 2009 Results
Growth Remains Strong Fueled by Customer Additions and Recent Acquisition
MINNEAPOLIS (July 28, 2009) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the twelve weeks (second quarter) ended June 20, 2009.
Financial Results
Total company sales for the second quarter 2009 were $1.217 billion compared to $1.024 billion in the prior-year quarter, an increase of 18.8%. Excluding the impact of the sales increase of $165.9 million attributable to the acquisition of three military distribution centers on January 31, 2009, and the shift of Easter to the second quarter in 2009 versus the first quarter in 2008 of $7.6 million, sales increased by 1.9% versus last year. Sales for the first twenty-four weeks of 2009 were $2.357 billion compared to $2.029 billion in the prior-year period, an increase of 16.2%. Excluding the impact of the sales increase of $277.6 million attributable to the acquisition of the three military distribution centers on January 31, 2009, total company sales increased 2.5% year-to-date.
Net earnings for the second quarter 2009 were $9.5 million, or $0.72 per diluted share, as compared to net earnings of $9.4 million, or $0.72 per diluted share, in the prior year quarter. Net earnings for the first twenty-four weeks of 2009 were $24.0 million, or $1.80 per diluted share, as compared to net earnings of $20.0 million, or $1.52 per diluted share, in the same prior-year period. Net earnings for both years were affected by several significant items which are presented in the table below.
Consolidated EBITDA1 was $33.6 million for both the second quarter 2009 and 2008, or 2.8% and 3.3% of sales, respectively. The decrease in Consolidated EBITDA as a percent of sales was largely attributable to the addition of the three acquired military distribution centers in January 2009 which operate at a lower EBITDA margin rate than the Company’s historical average Consolidated EBITDA margin and partially due to having higher than normal inflationary gains in our inventories last year. These impacts were partially offset by overhead expense reductions. For the first twenty-four weeks of 2009, Consolidated EBITDA was $62.9 million, or 2.7% of sales, compared to $64.2 million, or 3.2% of sales, in the same prior-year period. Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.

[1]	Consolidated EBITDA, and segment EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

The following table identifies the significant net credits affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the second quarter and year-to-date 2009 and prior year results:

	2nd Quarter	2nd Quarter	YTD	YTD
(dollars in millions except per share amounts)	2009	2008	2009	2008
Significant credits (charges)
Reduction in customer bad debt reserves	$—	—	—	1.8
Gain on sale of intangible	—	—	—	0.3
Lease buyout payment	—	—	—	(1.4)
Acquisition transaction and conversion costs	(0.8)	—	(1.4)	—
Pre-opening and start-up costs of new and remodeled stores	(0.6)	—	(0.7)	—
Other	—	(0.4)	(0.5)	(0.7)

Significant net charges impacting Consolidated EBITDA	(1.4)	(0.4)	(2.6)	—

Gain on acquisition of a business	—	—	6.7	—
Prior year LIFO above current year rate	—	(2.7)	—	(3.8)
Increase in share based compensation expense	—	—	(1.4)	—
Net reduction (increase) in lease reserves	—	—	(1.2)	2.6
Asset impairments and lease costs on closed retail stores	(0.9)	(0.3)	(0.9)	(0.3)
Write-off of deferred financing charges	—	(1.0)	—	(1.0)
Other	—	0.2	—	0.1

Total significant net credits (charges) impacting earnings before tax	(2.3)	(4.2)	0.6	(2.4)

Income tax on significant net credits (charges)	0.9	1.6	(0.2)	0.9
Income tax effect on gain on acquisition of a business	—	—	2.7	—
Reversal of previously recorded income tax reserves and refunds	—	1.2	1.6	2.3

Total significant net credits (charges) impacting net earnings	$(1.4)	(1.4)	4.7	0.8

Diluted earnings per share impact	$(0.11)	(0.10)	0.35	0.06

“I am pleased with our second quarter performance, especially in light of the current economic conditions,” said Alec Covington, President and CEO of Nash Finch. “Our food distribution segment greatly narrowed the year-over-year unfavorable variance in EBITDA in the second quarter versus the year-over-year variance experienced in the first quarter. Sales continued to be strong in the second quarter after excluding the Easter holiday shift in both our core food distribution and military segments. We continued to focus on managing expenses which helped us achieve earnings per share and total company Consolidated EBITDA that was equal to the second quarter of last year.”

Food Distribution Results

	2nd Quarter	2nd Quarter	%	YTD	YTD	%
(dollars in millions)	2009	2008	Change	2009	2008	Change
Sales	$619.8	600.1	3.3%	1,221.8	1,194.3	2.3%
Segment EBITDA[1]	$23.4	25.0	(6.2%)	44.4	50.2	(11.7%)
Percentage of Sales	3.8%	4.2%		3.6%	4.2%
The increase in the second quarter 2009 food distribution segment sales versus the comparable 2008 period was primarily attributable to new account gains and the shift of Easter to the second quarter in 2009 versus the first quarter 2008 which resulted in a positive sales variance in the second quarter of approximately $6.3 million, or 1.1% to last year. After adjusting for the shift in Easter, sales would have increased by 2.2% in the second quarter. The increase in the year-to-date 2009 food distribution segment sales versus the comparable 2008 period was primarily attributable to new account gains.
As expected, the unfavorable varience in the food distribution segment EBITDA as compared to last year greatly improved in the second quarter 2009 versus the variance experienced in the first quarter which was largely due to high inflation in 2008 resulting in a higher than normal prior year gross margin performance. In addition, declines in commodity prices in the current year have negatively impacted gross margin performance.
Military Distribution Results

	2nd Quarter	2nd Quarter	%	YTD	YTD	%
(dollars in millions)	2009	2008	Change	2009	2008	Change
Sales	$461.0	286.1	61.1%	871.3	566.4	53.8%
Segment EBITDA[1]	$12.4	11.6	7.6%	25.5	22.8	12.0%
Percentage of Sales	2.7%	4.0%		2.9%	4.0%
The military segment sales increase in the second quarter of 61.1% is reflective of the impact of the acquisition of three military distribution centers on January 31, 2009, and the continued positive organic growth of the pre-existing business. Adjusting for the sales impact of these three distribution centers of $165.9 million, military sales increased 3.2% in the second quarter primarily due to stronger domestic sales activity. The military segment sales increased 53.8% in year-to-date 2009 reflecting the impact of the acquisition of three military distribution centers on January 31, 2009, of $277.6 million and continued positive growth domestically. Adjusting for the sales impact of these three distribution centers, military sales increased 4.8% year-to-date.
The military segment EBITDA increased by 7.6% and 12.0% in the second quarter and year-to-date 2009, respectively, compared to the prior year. The military EBITDA margin as a percentage of sales was 2.7% and 2.9% in the second quarter and year-to-date 2009, respectively, as compared to 4.0% in the prior year periods and includes acquisition and integration costs of approximately $0.8 million and $1.4 million, or 0.2% of sales, respectively. The military segment EBITDA margin was also negatively impacted by approximately 1.0% and 0.9% of sales in the second quarter and year-to-date 2009, respectively, as compared to 2008 due to the results of three newly acquired distribution centers which operate at a lower EBITDA margin than the rest of our military business.

Retail Results

	2nd Quarter	2nd Quarter	%	YTD	YTD	%
(dollars in millions)	2009	2008	Change	2009	2008	Change
Sales	$135.8	137.7	(1.4%)	263.9	268.1	(1.6%)
Segment EBITDA[1]	$6.8	7.0	(3.3%)	12.5	13.6	(8.3%)
Percentage of Sales	5.0%	5.1%		4.7%	5.1%
The retail segment sales declines in second quarter and year-to-date 2009 is partially attributable the closing of four retail stores since the second quarter 2008. In addition, same store sales declined 0.8% and 1.5% during the second quarter and year-to-date, respectively. Same store sales were favorably affected by the Easter holiday shift to the second quarter in 2009 versus the first quarter in 2008 by $1.3 million, or 0.9%.
The slight decrease in the retail segment EBITDA for the second quarter and year-to-date 2009 as compared to the prior year was primarily due to pre-opening and start-up costs that were incurred relating to one new and one remodeled store totaling $0.6 million in the second quarter and $0.7 million year-to-date.
Summary
“We continue to make good progress in debt reduction, working capital improvement and cost containment,” said Mr. Covington. “As we previously announced, we delayed some of our non-essential 2009 capital expenditures to ensure we attain our goals for free cash flow to net asset returns. In the second half of 2009, we will continue to focus on attracting new food distribution customers, improving the productivity in our warehouse operations and converting the final GSC military warehouse onto our standard suite of military systems.”
Liquidity
Total debt decreased by $11.8 million during the second quarter 2009 to $338.8 million. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants. The debt leverage ratio as of the end of the second quarter 2009 was 2.38x. Availability on the Company’s revolving credit facility at the end of the quarter was $147.7 million.
Financial Target Progress
Substantial improvement on most financial targets has been achieved since the targets were announced as part of the Company’s strategic plan in November 2006. In particular, from Fiscal 2006 to the second quarter 2009, Consolidated EBITDA margin improved from 2.2% to 2.8% of sales and the debt leverage ratio has improved from 3.11x to 2.38x. The ratio of free cash flow to net assets metric has improved from 8.7% to 12.0% after excluding the impact of strategic projects. The organic revenue growth metric continues to improve as we have started to benefit from the initiatives associated with our strategic plan. The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of the strategic plan.

	Long-term		2nd Quarter		Fiscal		Fiscal		Fiscal
Financial Targets	Target		2009		2008		2007		2006
Organic Revenue Growth	2.0%		2.4%		3.1%		(2.1%)		(2.9%)
Consolidated EBITDA Margin	4.0%		2.8%		3.1%		2.8%		2.2%
Trailing Four Quarter Free Cash Flow2 / Net Assets			9.8%		12.0%		9.2%		8.7%
Trailing Four Quarter Free Cash Flow2 / Net Assets
Excluding Impact of Strategic Projects	10.0%		12.0%		14.0%		9.7%		8.7%
Total Leverage Ratio (Total Debt / Trailing Four Quarter Consolidated EBITDA)	2.5 – 3.0	x	2.38	x	1.75	x	2.20	x	3.11	x

[2]	Defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters.
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A conference call to review the second quarter 2009 results is scheduled for 11:30 a.m. CDT (12:30 p.m. EDT) on July 28, 2009. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”
Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA®, Family Fresh Market® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to trends and events that may affect our future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, ” “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:
•	the effect of competition on our food distribution, military and retail businesses;
•	general sensitivity to economic conditions, including the uncertainty related to the current recession in the U.S. and worldwide economic slowdown; recent disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•	macroeconomic and geopolitical events affecting commerce generally;
•	changes in consumer buying and spending patterns;
•	our ability to identify and execute plans to expand our food distribution, military and retail operations;
•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;
•	our ability to identify and execute plans to improve the competitive position of our retail operations;
•	the success or failure of strategic plans, new business ventures or initiatives;
•	our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;
•	changes in credit risk from financial accommodations extended to new or existing customers;
•	significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;
•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;
•	legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;
•	failure of our internal control over financial reporting;
•	changes in accounting standards;
•	technology failures that may have a material adverse effect on our business;
•	severe weather and natural disasters that may impact our supply chain;
•	unionization of a significant portion of our workforce;
•	changes in health care, pension and wage costs and labor relations issues;
•	costs related to multi-employer pension plan;
•	product liability claims, including claims concerning food and prepared food products;
•	threats or potential threats to security; and
•	unanticipated problems with product procurement.
A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).
Contact: Bob Dimond, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Twelve		Twenty-Four
	Weeks Ended		Weeks Ended
	June 20	June 14	June 20	June 14
	2009	2008	2009	2008

Sales	$1,216,594	1,023,892	2,356,914	2,028,744
Cost of sales	1,117,565	929,604	2,162,766	1,841,842

Gross profit	99,029	94,288	194,148	186,902

Other costs and expenses:
Selling, general and administrative	67,703	64,988	137,339	126,172
Gain on acquisition of a business	—	—	(6,682)	—
Depreciation and amortization	9,372	8,703	18,707	17,735
Interest expense	5,840	6,759	11,144	12,876

Total other costs and expenses	82,915	80,450	160,508	156,783

Earnings before income taxes	16,114	13,838	33,640	30,119

Income tax expense	6,576	4,406	9,682	10,071

Net earnings	$9,538	9,432	23,958	20,048

Net earnings per share:

Basic	$0.73	0.73	1.85	1.55
Diluted	$0.72	0.72	1.80	1.52

Declared dividends per common share	$0.18	0.18	0.36	0.36

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	13,005	12,847	12,985	12,927
Diluted	13,321	13,068	13,326	13,184

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	06/20/2009	01/03/2009
Assets
Current assets:
Cash and cash equivalents	$849	824
Accounts and notes receivable, net	261,618	185,943
Inventories	314,920	261,491
Prepaid expenses and other	14,852	13,909
Deferred tax assets	5,228	5,784

Total current assets	597,467	467,951

Notes receivable, net	25,561	28,353

Property, plant and equipment:	622,239	590,894
Less accumulated depreciation and amortization	(405,234)	(392,807)

Net property, plant and equipment	217,005	198,087

Goodwill	217,516	218,414
Customer contracts and relationships, net	23,174	24,762
Investment in direct financing leases	3,290	3,388
Other assets	14,176	11,591

Total assets	$1,098,189	952,546

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$4,233	4,032
Accounts payable	257,727	220,610
Accrued expenses	61,907	73,087

Total current liabilities	323,867	297,729

Long-term debt	311,073	222,774
Capitalized lease obligations	23,463	25,252
Deferred tax liability, net	26,533	22,232
Other liabilities	38,919	35,539
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock — no par value
Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value
Authorized 50,000 shares, issued 13,673 and 13,665 shares respectively	22,789	22,776
Additional paid-in capital	103,369	98,048
Common stock held in trust	(2,268)	(2,243)
Deferred compensation obligations	2,268	2,243
Accumulated other comprehensive income	(10,597)	(10,876)
Retained earnings	287,759	268,562
Treasury stock at cost, 832 and 848 shares, respectively	(28,986)	(29,490)

Total stockholders’ equity	374,334	349,020

Total liabilities and stockholders’ equity	$1,098,189	952,546

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Twenty-Four
	Weeks Ended
	June 20	June 14
	2009	2008
Operating activities:
Net earnings	$23,958	20,048
Adjustments to reconcile net earnings to net cash provided by operating activities:

Gain on acquisition of a business	(6,682)	—
Depreciation and amortization	18,707	17,735
Amortization of deferred financing costs	794	1,495
Non-cash convertible debt interest	2,231	2,057
Amortization of rebateable loans	2,519	1,878
Provision for bad debts	869	(1,212)
Provision for lease reserves	1,066	(1,995)
Deferred income tax expense	586	7,816
LIFO charge	(287)	3,531
Asset impairments	898	796
Share-based compensation	5,715	3,965
Other	608	234
Changes in operating assets and liabilities:
Accounts and notes receivable	(14,561)	4,733
Inventories	(11,081)	(27,351)
Prepaid expenses	734	1,784
Accounts payable	(2,701)	(4,495)
Accrued expenses	(12,442)	(10,638)
Income taxes payable	(1,467)	4,831
Other assets and liabilities	1,327	(2,301)

Net cash used by operating activities	10,791	22,911

Investing activities:
Disposal of property, plant and equipment	107	246
Additions to property, plant and equipment	(5,555)	(9,884)
Business acquired, net of cash	(78,056)	(6,772)
Loans to customers	(2,125)	(5,102)
Payments from customers on loans	1,798	544
Other	394	(195)

Net cash used in investing activities	(83,437)	(21,163)

Financing activities:
Proceeds of revolving debt	86,300	136,600
Dividends paid	(4,617)	(4,619)
Purchase of Common Stock	—	(14,348)
Payments of long-term debt	(220)	(118,913)
Payments of capitalized lease obligations	(1,600)	(1,923)
Increase (decrease) in bank overdraft	(4,682)	3,988
Payments of deferred financing costs	(2,706)	(2,868)
Other	196	336

Net cash provided (used) by financing activities	72,671	(1,747)

Net increase in cash and cash equivalents	25	1
Cash and cash equivalents:
Beginning of year	824	862

End of period	$849	863

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	June 20	June 14
Other Data (In thousands)	2009	2008
Total debt	$338,769	300,820
Stockholders’ equity	$374,334	340,657
Capitalization	$713,103	641,477
Debt to total capitalization	47.5%	46.9%

Non-GAAP Data
Consolidated EBITDA — rolling 4 quarters (a)	$142,362	134,592
Leverage ratio — rolling 4 quarters. (debt to consolidated EBITDA) (b)	2.38	2.24

Comparable GAAP Data
Debt to earnings before income taxes (b)	5.91	5.15

(a)	Consolidated EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

(b)	Leverage ratio is defined as the Company’s total debt at June 20, 2009 and June 14, 2008, divided by Consolidated EBITDA for the respective rolling four quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands)
FY 2009

	2008	2008	2009	2009	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Earnings from continuing operations before income taxes	$13,029	10,643	17,526	16,114	57,312
Add/(deduct)
LIFO	8,360	7,849	—	(287)	15,922
Depreciation and amortization	11,643	9,051	9,335	9,372	39,401
Interest expense	7,556	6,034	5,304	5,840	24,734
Closed store lease costs	480	(317)	1,066	—	1,229
Asset Impairment	694	1,065	—	898	2,657
Stock Compensation	3,013	1,814	3,307	2,408	10,542
Gain on acquisition of a business	—	—	(6,682)	—	(6,682)
Subsequent cash payments on non-cash charges	(787)	(635)	(617)	(714)	(2,753)

Total Consolidated EBITDA	$43,988	35,504	29,239	33,631	142,362

	2008	2008	2009	2009	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Segment Consolidated EBITDA
Food Distribution	$32,814	26,568	20,930	23,432	103,744
Military	15,678	12,698	13,099	12,432	53,907
Retail	9,443	8,291	5,734	6,775	30,243
Unallocated Corporate Overhead	(13,947)	(12,053)	(10,524)	(9,008)	(45,532)

	$43,988	35,504	29,239	33,631	142,362

	2008	2008	2009	2009	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Segment profit
Food Distribution	$30,028	24,422	18,832	21,371	94,653
Military	15,072	12,200	12,036	11,098	50,406
Retail	6,326	5,692	3,328	4,297	19,643
Unallocated Corporate Overhead	(38,397)	(31,671)	(16,670)	(20,652)	(107,390)

	$13,029	10,643	17,526	16,114	57,312

FY 2008

	2007	2007	2008	2008	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Earnings from continuing operations before income taxes	$16,851	11,416	16,281	13,838	58,386
Add/(deduct)
LIFO	1,077	2,399	1,134	2,397	7,007
Depreciation and amortization	11,902	8,997	9,032	8,703	38,634
Interest expense	8,334	6,447	6,117	6,759	27,657
Closed store lease costs	614	—	(2,094)	99	(1,381)
Asset Impairment	640	87	395	401	1,523
Stock Compensation	1,632	3,614	1,943	2,022	9,211
Gains on sale of real estate	—	(1,720)	—	—	(1,720)
Subsequent cash payments on non-cash charges	(918)	(1,011)	(2,184)	(612)	(4,725)

Total Consolidated EBITDA	$40,132	30,229	30,624	33,607	134,592

	2007	2007	2008	2008	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Segment Consolidated EBITDA
Food Distribution	$31,750	26,143	25,270	24,975	108,138
Military	13,000	10,545	11,234	11,554	46,333
Retail	7,905	4,000	6,645	7,003	25,553
Unallocated Corporate Overhead	(12,523)	(10,459)	(12,525)	(9,925)	(45,432)

	$40,132	30,229	30,624	33,607	134,592

	2007	2007	2008	2008	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Segment profit
Food Distribution	$28,601	23,796	22,940	22,885	98,222
Military	12,406	10,067	10,762	11,091	44,326
Retail	5,096	1,902	4,543	4,774	16,315
Unallocated Corporate Overhead	(29,252)	(24,349)	(21,964)	(24,912)	(100,477)

	$16,851	11,416	16,281	13,838	58,386